Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

ALPHARETTA, GA, February 21, 2019 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month and full year periods ended December 31, 2018.

Adjusted measures are reconciled to GAAP at the end of this release. Financial measures are from continuing operations and per share data is on a diluted basis. Financial and operating comparisons are versus the prior year period. Some figures may not sum to total due to rounding. Definitions: 2017 Tax Cuts and Jobs Act (Tax Act), Advanced Materials & Structures (AMS), reverse osmosis (RO), Engineered Papers (EP), low ignition propensity (LIP), reconstituted tobacco leaf (RTL), heat-not-burn (HnB)

Fourth Quarter 2018 Financial Results Summary

•	Total sales grew 6% to $248.7 million

•	GAAP operating profit was $26.8 million, or 10.8% of sales, up 27%; adjusted operating profit was $32.2 million, or 12.9% of sales, up 6%

•	GAAP earnings per share was $0.23, and included a $0.50 per share non-cash impairment related to the Company's RTL joint venture in China; Adjusted EPS was $0.90, up 41%

Full Year 2018 Financial Results Summary

•	Total sales grew 6% to $1,041.3 million

•	GAAP operating profit was $135.0 million, or 13.0% of sales, up 5%; adjusted operating profit was $157.4 million, or 15.1% of sales, down 2%

•	GAAP earnings per share was $3.07; Adjusted EPS was $3.48, up 9%

Fourth Quarter and Full Year 2018 Business Highlights and 2019 Outlook

•	Fourth quarter AMS segment sales increased 9% with transportation films and filtration products leading the portfolio

•	Fourth quarter AMS GAAP and adjusted operating profit margin expanded 160 and 90 basis points, respectively, due to strong sales growth

•	Fourth quarter EP segment sales increased 3%; positive price/mix performance more than offset lower volume

•	Fourth quarter EP GAAP and adjusted operating profit margins contracted 70 and 330 basis points, respectively, due primarily to higher wood pulp costs

•	Full year 2018 Adjusted EPS was $3.48; strong sales across the business and a lower tax rate offset raw material headwinds

•	2019 Adjusted EPS guidance is $3.40 to $3.60, reflecting growth in AMS and modest pressure in EP

Dr. Jeff Kramer, Chief Executive Officer, commented, "Strong fourth quarter earnings drove full year 2018 adjusted EPS above our guided range, a significant achievement in light of rapid increases in raw materials and other input costs. Solid sales growth and a favorable tax rate were key factors. In addition to crossing the $1 billion total sales milestone, we continued to advance several strategic growth priorities. In AMS, we completed the Austin site closure during the fourth quarter, a key component of the Conwed synergy plan. In addition, we launched our first international film line in Europe for our transportation business, and recently approved capacity expansions across our global footprint to support additional growth in filtration and transportation. Lastly, we completed initial customer qualifications on our new filtration paper, a synergy between our paper production capabilities in EP and our AMS commercial team. We believe this offering enhances our already strong filtration market presence with an expanded product suite. Within our paper segment, we managed our controllable costs and improved our sales mix by gaining share in cigarette papers, scaling back low-margin printing volumes, and driving growth in more attractive product categories."

"AMS finished 2018 with 6% organic sales growth, with double digit gains in filtration led by nearly 20% growth in our RO water business. We also delivered another year of solid momentum in transportation films, as well as accelerated sales growth in medical products. While segment margins were pressured by anticipated inefficiencies related to the final stage of our site consolidation and higher resin costs, we have completed the facility closure and raised product prices. EP performed well in 2018 in light of considerable pressure from higher wood pulp and energy costs. Segment sales increased nearly 5% with improved mix as well as stability in our cigarette paper volumes despite continued industry attrition."

Dr. Kramer concluded, "Our 2019 Adjusted EPS guidance of $3.40 to $3.60 reflects a combination of expected growth in AMS, modest pressure in EP, and increased investments in IT systems to support our growth activities. Our outlook is also moderated by uncertainties related to global trade risks and growth in Asia. Within AMS, we expect continued sales momentum, more normalized resin costs, and an improved cost structure to more than offset higher freight expenses and growth-related investments. For EP, our 2019 outlook incorporates continued tobacco industry attrition offset with our continued focus on share gains, product mix improvements, innovation, and cost reductions. Consistent with our earnings guidance, we believe our business is well-positioned to deliver another year of more than $100 million of free cash flow. This strong cash generation, coupled with our recent refinancing activities, provide ample liquidity for further organic expansion activities and potential strategic acquisitions to drive sustainable long-term growth."

Fourth Quarter 2018 Financial Results

Advanced Materials & Structures segment sales were $107.8 million, up 9%, with no acquisition benefit in the quarter. Double-digit growth in transportation due to high demand for paint protection films was the largest driver. Filtration sales, particularly for RO water applications, was also a key factor. GAAP operating profit was $10.0 million, up 32%. Adjusted operating profit was $15.4 million, up 16%, with margin expanding 90 basis points to 14.3%. Sales growth and reduced fixed costs from the Austin site closure more than offset certain temporary manufacturing inefficiencies associated with the transfer of volume to our remaining plants and higher resin costs.

Engineered Papers segment sales were $140.9 million, up 3%, with 8% positive price/mix more than offsetting a volume decline of 4% due to shifting away from certain lower margin non-tobacco paper volumes. This, coupled with growth across the cigarette papers portfolio were key factors in sales performance. Currency was a 1% headwind. GAAP operating profit was flat at $27.1 million. Adjusted operating profit was also $27.1 million, down 12%, with adjusted operating profit margin contracting by 330 basis points to 19.2%, due primarily to higher pulp costs, other inflationary pressures, and reduced manufacturing efficiencies as a result of lower volume. Favorable currency movements resulted in a $1.6 million benefit to operating profit due to primarily lower local currency costs at certain sites.

Unallocated GAAP and adjusted expenses were each $10.3 million, down 24%. Adjusted unallocated expenses were 4.1% of total sales, down 170 basis points, due primarily to lower professional service fees and lower deferred compensation, which decreased due to stock price volatility during the quarter.

Consolidated sales were $248.7 million, up 6% (no acquisition benefit). GAAP operating profit was $26.8 million, up 27%, and GAAP operating profit margin was 10.8%. Adjusted operating profit was $32.2 million, up 6% and adjusted operating profit margin was 12.9%, flat with the prior year period. Adjusted EBITDA was $41.8 million, up 3%, and adjusted EBITDA margin was 16.8%, down 40 basis points.

GAAP income was $7.2 million, versus a loss of $27.3 million; this equated to GAAP EPS of $0.23. Adjusted income was $27.1 million, up 39%; this equated to Adjusted EPS of $0.90. Interest expense was $8.1 million, up $1.2 million, reflecting higher effective interest rates as a result of the bond issuance during the third quarter of 2018 offset by lower debt balances. The Company reported a tax rate of 1.6% during the fourth quarter to reflect the Company's full year tax rate of 9.2% (additional details in full year results section below).

The Company's Chinese JVs generated a $0.35 loss for GAAP EPS due to a $0.50 per share non-cash impairment of the Company's stake in an RTL joint venture in China (one of the company's two JVs). The staged investment was made between 2011 and 2014, and while operations were profitable in 2018, this JV has performed below the original long-term financial projections due to market dynamics unique to the Chinese tobacco industry. Excluding the impairment, the Company's Chinese JVs generated $0.14 in Adjusted EPS, up from $0.07 in the prior year period.

Net currency movements had a 1% negative impact on sales but a $1.6 million positive impact on operating profits; the translation impact of net currency movements was negative $0.02 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS. The largest item was the $0.50 per share non-cash impairment expense related to the Company's RTL joint venture in China. Purchase accounting expenses were $0.18 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions). Certain favorable one-time tax items were $0.02 per share and other (non-JV) restructuring and impairment expenses were $0.01 per share.

Full Year 2018 Financial Results

Advanced Materials & Structures segment sales were $467.9 million, up 8%, including the 3-week partial period benefit from the Conwed acquisition in early 2017. Pro forma (assuming SWM had owned Conwed for the full first quarter of 2017) organic growth was 6%. Strong sales increases in filtration, transportation films, and medical products were key drivers. GAAP operating profit was $49.5 million, up 2%. Adjusted operating profit was $71.7 million, down 5%, with margin contracting 220 basis points to 15.3%. Anticipated manufacturing inefficiencies related to the final stage of the Austin site closure and transition of volume to other sites and higher resin costs were the primary negative factors.

Engineered Papers segment sales were $573.4 million, up 4%, with favorable currency movements of 3%. Overall volume decreased 3%, driven by lower RTL and exiting certain low-margin non-tobacco papers, while cigarette papers were up slightly. Price and mix combined for a 5% sales increase (% changes of volume/price/mix/currency do not sum to sales growth due to rounding). GAAP operating profit was $121.8 million, up 2%. Adjusted operating profit was $122.0 million, down 2%, and adjusted operating profit margin declined 150 basis points to 21.3%. The decrease was primarily driven by higher pulp costs and other inflationary pressures. Favorable currency movements resulted in a $7.9 million benefit to operating profit due to higher average Euro rates compared to 2017 and lower local currency costs at certain sites.

Unallocated GAAP and adjusted expenses were each $36.3 million, down 9%. Adjusted unallocated expenses were 3.5% of total sales, down 60 basis points, due primarily to lower professional service fees and lower deferred compensation, which decreased due to stock price volatility at the end of 2018.

Consolidated sales were $1,041.3 million, up 6%, and 5% on an organic basis (assuming SWM had owned Conwed for the full first quarter of 2017). GAAP operating profit was $135.0 million, up 5%. Adjusted operating profit was $157.4 million, down 2%, and adjusted operating profit margin was 15.1%, down 130 basis points. Adjusted EBITDA was $196.9 million, down 1%, and adjusted EBITDA margin was 18.9%, down 130 basis points.

GAAP income was $94.8 million, up from $34.4 million; this equated to GAAP EPS of $3.07. Adjusted income was $107.2 million, up 10%; this equated to Adjusted EPS of $3.48. Interest expense was $28.2 million, up $1.3 million, reflecting higher effective interest rates as a result of the bond issuance during the third quarter of 2018, offset by lower debt balances. Other income was $10.0 million, up from $0.1 million, and included a $10.2 million gain from the revaluation of a contingent consideration liability related to the Conwed acquisition. The Company reported a full year tax rate of 9.2%, driven mainly by a $13.0 million favorable adjustment related to the 2017 Tax Act in the U.S.; adjusting for this and other favorable net one-time items of $0.6 million, the tax rate was 20.9%, down from 29.6%.

The Chinese JVs generated a $0.37 loss for GAAP EPS due to the $0.50 per share non-cash impairment. Excluding the impairment, the JVs contributed $0.12 to Adjusted EPS, up from $0.08 in the prior year period.

Net currency movements had a 2% positive impact on sales and a $9.0 million positive impact on operating profits; the translation impact of net currency movements was positive $0.04 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS. The largest items were the $0.50 per share non-cash impairment expense related to the Company's RTL joint venture in China, a $0.43 per share non-cash benefit from a favorable tax adjustment to the Company's initial estimated impact of the 2017 Tax Act in the U.S., and a $0.25 per share non-cash gain related to the revaluation of a contingent consideration liability related to the 2017 acquisition of Conwed. Other significant items included purchase accounting expenses of $0.57 per share, (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions). Other (non-JV) restructuring and impairment expenses were $0.04 per share and certain favorable one-time tax items were $0.02 per share.

Cash Flow, Debt, & Dividend

Full year 2018 cash provided by operating activities increased to $138.9 million, from $130.9 million. The Company's working capital-related cash outflows were $20.6 million, compared to $11.9 million in 2017, due mainly to higher receivables from sales growth. Capital spending and capitalized software totaled $29.7 million, down $11.0 million, due mainly to timing of capital projects. Free cash flow increased to $109.2 million, from $90.2 million, due to higher operating cash flow and lower capital spending. Year-to-date, the Company has paid dividends to stockholders totaling $53.2 million.

Total debt was $622.1 million on December 31, 2018, down $62.1 million from year end 2017; net debt was $528.3 million on December 31, 2018, down $49.0 million from year end 2017. At the end of the third quarter, the Company issued $350 million of senior unsecured notes and refinanced and extended its credit facility. Pursuant to the debt covenants, the Company's net debt to adjusted EBITDA was approximately 2.5x as of December 31, 2018, down from 3.0x at year-end 2017.

The Company announced a quarterly cash dividend per share to $0.44 per share. The dividend will be payable on March 22, 2019 to stockholders of record as of March 4, 2019.

2019 Financial Outlook

The Company issued 2019 Adjusted EPS guidance of $3.40 to $3.60. This equates to $2.83 to $3.03 of GAAP EPS based on estimates of $0.56 per share of non-cash purchase accounting expenses related to AMS segment acquisitions and $0.01 per share of restructuring expenses that are excluded from Adjusted EPS.

The Company expects 2019 capital expenditures and capitalized software spending of approximately $35 million to $40 million.

Conference Call

SWM will hold a conference call to review fourth quarter 2018 results with investors and analysts at 8:30 a.m. Eastern time on Friday, February 22, 2019. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered papers, films, nets, and non-wovens for a variety of applications and industries. As experts in manufacturing materials made from fibers, resins, and polymers, we provide our customers critical components that enhance the performance of their end products. The Advanced Materials & Structures segment focuses on resin-based rolled goods for the filtration, transportation, infrastructure & construction, medical, and industrial end-markets. This segment was established in 2013 as part of a strategic transformation intended to diversify SWM's historical concentration in the tobacco industry and reposition the Company for long-term growth. The Company currently generates approximately half of its total sales outside the tobacco industry. The Engineered Papers segment remains primarily focused on supplying major cigarette manufacturers with a variety of specialty papers. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,500 people worldwide. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2019 guidance and future performance, 2019 capital expenditures, future market and EPS trends, sales and volume trends, growth prospects, capital spending, currency rates and trends and impact on EPS, future cash flows, the Tax Act, effective tax rates, diversification efforts of our AMS segment, future results of AMS operations, future growth of non-tobacco sales, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018, June 30, 2018, and September 30, 2018,and other reports filed with the SEC, which can be found at the SEC’s website www.sec.gov, as well as the following factors:

•
Recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain and could be material, in addition to the extent to which states may conform to the newly enacted federal tax law as well as the impact of the tax reform on holders of our common stock;

•
Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for LIP cigarettes), AMS end-market products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•
Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In additional, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•	The impact of tariffs, and the imposition of any future tariffs and other trade barriers, and the effects of retaliatory trade measures;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the method pursuant to which LIBOR rates are determined and the potential phase-out of LIBOR after 2021;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•
The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•
International conflicts and disputes, such as those involving the Russian Federation, Korea and the Middle East, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•	Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•
The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz’s German Patent Court invalidation proceedings;

•	Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2017, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018, June 30, 2018, and September 30, 2018, and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

(Tables to Follow)

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
AMS	$107.8	$99.2	8.7%	$467.9	$433.2	8.0%
EP	140.9	136.5	3.2%	573.4	548.9	4.5%
Total Consolidated	$248.7	$235.7	5.5%	$1,041.3	$982.1	6.0%

Operating Profit (Loss)
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2018	2017	2018	2017	2018	2017	2018	2017
AMS	$10.0	$7.6	9.3%	7.7%	$49.5	$48.5	10.6%	11.2%
EP	27.1	27.1	19.2%	19.9%	121.8	119.7	21.2%	21.8%
Unallocated	(10.3)	(13.6)			(36.3)	(39.9)
Total Consolidated	$26.8	$21.1	10.8%	9.0%	$135.0	$128.3	13.0%	13.1%

Restructuring & Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
AMS - Restructuring & Impairment Expenses	$0.3	$0.3	$1.5	$2.7
AMS - Purchase Accounting Adjustments	5.1	5.4	20.7	24.6
EP - Restructuring & Impairment Expenses	—	3.6	0.2	5.3
Unallocated	—	—	—	0.1
Total Consolidated	$5.4	$9.3	$22.4	$32.7

Adjusted Operating Profit (Loss) *
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2018	2017	2018	2017	2018	2017	2018	2017
AMS	$15.4	$13.3	14.3%	13.4%	$71.7	$75.8	15.3%	17.5%
EP	27.1	30.7	19.2%	22.5%	122.0	125.0	21.3%	22.8%
Unallocated	(10.3)	(13.6)			(36.3)	(39.8)
Total Consolidated	$32.2	$30.4	12.9%	12.9%	$157.4	$161.0	15.1%	16.4%

* Adjusted Operating Profit (Loss), a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating profit	$26.8	$21.1	$135.0	$128.3
Plus: Restructuring and impairment expense	0.3	3.9	1.7	8.1
Plus: Purchase accounting adjustments	5.1	5.4	20.7	24.6
Adjusted Operating Profit	$32.2	$30.4	$157.4	$161.0

Income (loss)	$7.2	$(27.3)	$94.8	$34.4
Plus: Restructuring and impairment expense	0.3	3.9	1.7	8.1
Less: Tax impact of restructuring and impairment expense	—	(0.2)	(0.4)	(1.4)
Plus: Purchase accounting adjustments	5.1	5.4	21.4	24.6
Less: Tax impact of purchase accounting adjustments *	0.1	(1.9)	(4.0)	(7.8)
Plus: CTS impairment expense	15.0	—	15.0	—
Less: Revaluation of contingent consideration	—	—	(10.2)	—
Plus: Tax impact of revaluation of contingent consideration	—	—	2.5	—
Less: Transitional Tax Adjustment	—	48.7	(13.0)	48.7
Less: Tax legislative changes, net of other discrete items	(0.6)	(9.1)	(0.6)	(9.1)
Adjusted Income	$27.1	$19.5	$107.2	$97.5

Earnings (loss) per share - diluted	$0.23	$(0.89)	$3.06	$1.12
Plus: Loss per share from discontinued operations	—	—	0.01	—
Earnings (loss) per share from continuing operations	0.23	(0.89)	3.07	1.12
Plus: Restructuring and impairment expense	0.01	0.13	0.05	0.26
Less: Tax impact of restructuring and impairment expense	—	(0.01)	(0.01)	(0.05)
Plus: Purchase accounting adjustments	0.17	0.18	0.70	0.81
Less: Tax impact of purchase accounting adjustments *	0.01	(0.06)	(0.13)	(0.25)
Plus: CTS impairment expense	0.50	—	0.50	—
Plus: Revaluation of contingent consideration	—	—	(0.33)	—
Less: Tax impact of revaluation of contingent consideration	—	—	0.08	—
Less: Transitional Tax Adjustment	—	1.59	(0.43)	1.59
Less: Tax legislative changes, net of other discrete items	(0.02)	(0.30)	(0.02)	(0.30)
Adjusted Earnings Per Share - Diluted	$0.90	$0.64	$3.48	$3.18

* 4Q:2018 tax impact of purchase accounting adjustments reflects a fourth quarter adjustment related to the tax treatment of one of the Company's international legal entities. As a result of this adjustment, the fourth quarter adjusted income and adjusted EPS reflect a $0.05 per share tax benefit. Had this tax treatment been reflected throughout 2018, first through third quarters adjusted EPS would increase by $0.01 each and fourth quarter adjusted EPS would decrease by 0.03. In 2019, when quarterly results are reported, the prior year (2018) adjusted EPS will be re-presented to reflect these adjustments for comparability purposes. This change will have no impact on full year 2019 comparisons of adjusted EPS to full year 2018 adjusted EPS.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$7.2	$(27.3)	$94.5	$34.5
Plus: Loss (income) from discontinued operations	—	—	0.3	(0.1)
Income (loss) from continuing operations	7.2	(27.3)	94.8	34.4
Plus: Interest expense	8.1	6.9	28.2	26.9
Plus: Provision for income taxes	0.3	43.1	10.7	69.6
Plus: Depreciation & amortization	14.7	15.5	60.2	61.5
Plus: Restructuring and impairment expense	0.3	3.9	1.7	8.1
Plus: Loss (income) from equity affiliates	10.8	(2.1)	11.3	(2.5)
Plus: Other loss (income), net	0.4	0.5	(10.0)	(0.1)
Adjusted EBITDA from continuing operations	$41.8	$40.5	$196.9	$197.9

AMS adjusted EBITDA	$18.9	$16.4	$86.5	$87.1
EP adjusted EBITDA	33.0	36.4	146.5	148.6
Unallocated adjusted EBITDA	(10.1)	(12.3)	(36.1)	(37.8)
Adjusted EBITDA from continuing operations	$41.8	$40.5	$196.9	$197.9

Cash provided by operating activities	$45.9	$37.7	$138.9	$130.9
Less: Capital spending	(7.2)	(9.7)	(27.0)	(37.2)
Less: Capitalized software costs	(1.6)	(0.9)	(2.7)	(3.5)
Free Cash Flow	$37.1	$27.1	$109.2	$90.2

			December 31, 2018	December 31, 2017

Total Debt			$622.1	$684.2
Less: Cash			93.8	106.9
Net Debt			$528.3	$577.3

2019 Earnings Per Share Guidance - Diluted, from Continuing Operations

2019E
2019E EPS	$2.83 - $3.03
Plus: Restructuring/Impairment expense	0.02
Less: Tax impact of restructuring/impairment expense	(0.01)
Plus: Purchase accounting expense	0.67
Less: Tax impact of purchase accounting expense	(0.11)
2019E Adjusted EPS	$3.40 - $3.60

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Years Ended December 31,
	2018	2017	% Change
Net sales	$1,041.3	$982.1	6.0%
Cost of products sold	762.8	698.7	9.2
Gross profit	278.5	283.4	(1.7)

Selling expense	35.7	33.3	7.2
Research expense	15.2	17.8	(14.6)
General expense	90.9	95.9	(5.2)
Total nonmanufacturing expenses	141.8	147.0	(3.5)

Restructuring and impairment expense	1.7	8.1	(79.0)
Operating profit	135.0	128.3	5.2
Interest expense	28.2	26.9	4.8
Other income, net	10.0	0.1	N.M.
Income from continuing operations before income taxes and income from equity affiliates	116.8	101.5	15.1

Provision for income taxes	10.7	69.6	(84.6)
(Loss) income from equity affiliates, net of income taxes	(11.3)	2.5	N.M.
Income from continuing operations	94.8	34.4	N.M.
(Loss) gain from discontinued operations	(0.3)	0.1	N.M.
Net income	$94.5	$34.5	N.M.

Net income (loss) per share - basic:
Income per share from continuing operations	$3.08	$1.12	N.M.
Loss per share from discontinued operations	(0.01)	—	N.M.
Net income per share – basic	$3.07	$1.12	N.M.

Net income (loss) per share – diluted:
Income per share from continuing operations	$3.07	$1.12	N.M.
Loss per share from discontinued operations	(0.01)	—	N.M.
Net income per share – diluted	$3.06	$1.12	N.M.

Cash dividends declared per share	$1.73	$1.69

Weighted average shares outstanding:

Basic	30,551,300	30,407,100

Diluted	30,692,900	30,549,300

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2018	2017	% Change
Net sales	$248.7	$235.7	5.5%
Cost of products sold	184.9	168.6	9.7
Gross profit	63.8	67.1	(4.9)

Selling expense	8.5	8.7	(2.3)
Research expense	3.4	4.9	(30.6)
General expense	24.8	28.5	(13.0)
Total nonmanufacturing expenses	36.7	42.1	(12.8)

Restructuring and impairment expense	0.3	3.9	(92.3)
Operating profit	26.8	21.1	27.0
Interest expense	8.1	6.9	17.4
Other loss, net	(0.4)	(0.5)	(20.0)
Income from continuing operations before income taxes and income from equity affiliates	18.3	13.7	33.6

Provision for income taxes	0.3	43.1	(99.3)
(Loss) income from equity affiliates, net of income taxes	(10.8)	2.1	N.M.
Income (loss) from continuing operations	7.2	(27.3)	N.M.
Income from discontinued operations	—	—	N.M.
Net income (loss)	$7.2	$(27.3)	N.M.

Net income (loss) per share - basic:
Income (loss) per share from continuing operations	$0.23	$(0.90)	N.M.
Income per share from discontinued operations	—	—	N.M.
Net income (loss) per share – basic	$0.23	$(0.90)	N.M.

Net income (loss) per share – diluted:
Income (loss) per share from continuing operations	$0.23	$(0.89)	N.M.
Income per share from discontinued operations	—	—	N.M.
Net income (loss) per share – diluted	$0.23	$(0.89)	N.M.

Cash dividends declared per share	$0.44	$0.43

Weighted average shares outstanding:

Basic	30,580,100	30,426,900

Diluted	30,722,400	30,592,900

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$93.8	$106.9
Accounts receivable, net	154.6	149.4
Inventories	151.5	155.2
Assets held for sale	12.0	12.8
Other current assets	13.6	8.8
Property, plant and equipment, net	340.3	361.9
Goodwill	338.1	341.3
Other noncurrent assets	358.9	406.2
Total Assets	$1,462.8	$1,542.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$3.3	$5.1
Other current liabilities	140.1	142.0
Long-term debt	618.8	679.1
Pension and other postretirement benefits	28.2	30.7
Deferred income tax liabilities	44.4	42.3
Long-term income tax payable	27.0	36.7
Other noncurrent liabilities	43.1	59.9
Stockholders’ equity	557.9	546.7
Total Liabilities and Stockholders’ Equity	$1,462.8	$1,542.5

Note: In connection with the Company's acquisition of Conwed Plastics, LLC during the first quarter of 2017, the Company recorded $106.2 million of Goodwill and $134.4 million of intangible assets (included in Other noncurrent assets), of which $127.3 million will be amortized over approximately 15 years, and an increase of $2.9 million to inventory to record it at purchase price fair value.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Year Ended December 31,
	2018	2017
Operations
Net income	$94.5	$34.5
Less: Income from discontinued operations	(0.3)	0.1
Income from continuing operations	94.8	34.4
Non-cash items included in net income:
Depreciation and amortization	61.6	59.5
Impairment	0.2	4.6
Deferred income tax provision	3.8	1.6
Pension and other postretirement benefits	2.8	3.8
Stock-based compensation	4.8	7.1
Loss (income) from equity affiliates	11.3	(2.5)
Gain on sale of assets	—	(4.9)
Long-term income tax payable	(12.0)	36.7
Change in fair value of contingent consideration	(10.2)	—
Cash dividends received from equity affiliates	2.0	1.8
Other items	0.4	0.7
Net changes in operating working capital	(20.6)	(11.9)
Net cash provided by operating activities of:
Continuing operations	138.9	130.9
Discontinued operations	0.2	0.1
Cash provided by operations	139.1	131.0

Investing
Capital spending	(27.0)	(37.2)
Capitalized software costs	(2.7)	(3.5)
Acquisitions, net of cash acquired	—	(291.7)
Proceeds from sale of assets	—	7.0
Other investing	2.2	6.9
Cash used in investing	(27.5)	(318.5)

Financing
Cash dividends paid to SWM stockholders	(53.2)	(51.9)
Changes in short-term debt	(1.3)	1.5
Proceeds from issuances of long-term debt	634.2	440.5
Payments on long-term debt	(694.0)	(208.8)
Payments for debt issuance costs	(3.6)	(0.6)
Purchases of common stock	(3.0)	(1.2)
Cash (used in) provided by financing	(120.9)	179.5

Effect of exchange rate changes on cash and cash equivalents	(3.8)	7.5

Decrease in cash and cash equivalents	$(13.1)	$(0.5)